Exhibit 1.1

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and the New York Stock Exchange, Inc. take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

THE TRANSACTIONS CONTEMPLATED BY THIS ANNOUNCEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror, HWL or HTIL nor is it a solicitation of any vote or approval in any jurisdiction. This announcement also does not constitute any solicitation or recommendation under rules and regulations of the SEC.

JOINT ANNOUNCEMENT

PRIVATISATION OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

BY

HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)

AT THE PRICE OF HK$2.20 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING HTIL ADSs)

AND

CONDITIONAL OFFER TO CANCEL

ALL OUTSTANDING SHARE OPTIONS OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

EFFECTIVE DATE OF THE SCHEME,

WITHDRAWAL OF LISTING OF THE HTIL SHARES AND THE HTIL ADSs,
DESPATCH OF CHEQUES FOR CASH PAYMENT UNDER THE PROPOSALS

AND

CANCELLATION OF ANNUAL GENERAL MEETING OF HTIL

Financial Adviser to Hutchison Telecommunications Holdings Limited

Goldman Sachs (Asia) L.L.C.

Independent Financial Adviser to the Independent Board Committee of
Hutchison Telecommunications International Limited

The Scheme was sanctioned and the reduction of the share capital of HTIL involved in the Scheme was confirmed by the Grand Court on Friday, 21 May 2010 (Cayman Islands time).  A copy of the order of the Grand Court was delivered to the Registrar of Companies in the Cayman Islands for registration on Monday, 24 May 2010 (Cayman Islands time), all of the conditions of the Share Proposal as set out in the Scheme Document were fulfilled and the Scheme became effective on Monday, 24 May 2010 (Cayman Islands time).

As at 4:00 p.m. on 24 May 2010, valid acceptances of the Option Proposal had been received in respect of all the 12,558,666 Outstanding HTIL Share Options. The Option Proposal became unconditional on Monday, 24 May 2010 (Cayman Islands time).

The listing of the HTIL Shares on the Stock Exchange will be withdrawn with effect from 9:30 a.m. on Tuesday, 25 May 2010.  The trading in the HTIL ADSs on the NYSE is expected to be permanently suspended on Tuesday, 25 May 2010 (New York time) and the delisting of the HTIL ADSs on the NYSE is expected to become effective on Friday, 4 June 2010 (New York time).

As the listing of the HTIL Shares on the Stock Exchange will be withdrawn, the annual general meeting of HTIL previously convened for Wednesday, 26 May 2010 at 2:30 p.m. will be cancelled.

Cheques for cash payment under the Share Proposal and the Option Proposal will be despatched on behalf of the Offeror as soon as possible but in any event on or before Thursday, 3 June 2010.  Proceeds received by the HTIL ADS Depositary (as holder of the HTIL Shares underlying the HTIL ADSs through its nominee, HKSCC Nominees Limited) are expected to be converted into US dollars and be distributed (net of the cancellation fee of the HTIL ADS Depositary of US$5.00 per 100 HTIL ADSs cancelled, governmental charges and any taxes withheld) to the HTIL ADS Holders on or around Wednesday, 9 June 2010 (New York time).

INTRODUCTION

Reference is made to the joint announcements of HWL, the Offeror and HTIL on 8 January 2010 (the “8 January Announcement”), 28 January 2010, 15 March 2010, 22 April 2010, 4 May 2010, 12 May 2010 and 24 May 2010, the announcement of HTIL on 15 January 2010, the Scheme Document dated 15 March 2010 and the letter to HTIL Shareholders (including HTIL ADS Holders) dated 27 April 2010.  Terms defined in the Scheme Document have the same meanings when used in this announcement, unless otherwise defined in this announcement.  All times and dates stated in this announcement are Hong Kong times and dates except where otherwise stated.

EFFECTIVE DATE OF THE SCHEME

The Scheme was sanctioned and the reduction of the share capital of HTIL involved in the Scheme was confirmed by the Grand Court on Friday, 21 May 2010 (Cayman Islands time).  A copy of the order of the Grand Court was delivered to the Registrar of Companies in the Cayman Islands for registration on Monday, 24 May 2010 (Cayman Islands time), all of the conditions of the Share Proposal as set out in the Scheme Document were fulfilled and the Scheme became effective on Monday, 24 May 2010 (Cayman Islands time).

As at 4:00 p.m. on 24 May 2010, valid acceptances of the Option Proposal had been received in respect of all the 12,558,666 Outstanding HTIL Share Options. The Option Proposal became unconditional on Monday, 24 May 2010 (Cayman Islands time).

WITHDRAWAL OF LISTING OF THE HTIL SHARES AND HTIL ADSs

The listing of the HTIL Shares on the Stock Exchange will be withdrawn with effect from 9:30 a.m. on Tuesday, 25 May 2010.

The trading in the HTIL ADSs on the NYSE is expected to be permanently suspended on Tuesday, 25 May 2010 (New York time) and the delisting of the HTIL ADSs on the NYSE is expected to become effective on Friday, 4 June 2010 (New York time).

CASH PAYMENT UNDER THE PROPOSALS

Cheques for cash payment under the Share Proposal and the Option Proposal will be despatched on behalf of the Offeror as soon as possible but in any event on or before Thursday, 3 June 2010.

The proceeds received by the HTIL ADS Depositary (as holder of the HTIL Shares underlying the HTIL ADSs through its nominee HKSCC Nominees Limited) upon cancellation of the Scheme Shares underlying the HTIL ADSs are expected to be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of the cancellation fee of the HTIL ADS Depositary of US$5.00 per 100 HTIL ADSs cancelled, governmental charges and any taxes withheld) to the HTIL ADS Holders on or around Wednesday, 9 June 2010 (New York time).

CANCELLATION OF ANNUAL GENERAL MEETING OF HTIL

As the listing of the HTIL Shares on the Stock Exchange will be withdrawn, the annual general meeting of HTIL previously convened for Wednesday, 26 May 2010 at 2:30 p.m. at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong will be cancelled with the consent of the Offeror and HTIHL, the remaining HTIL Shareholders following the Effective Date.

GENERAL

During the period from, and including the date of, the 8 January Announcement up to (and immediately prior to) the Effective Date, the aggregate number of HTIL Shares held, controlled or directed by the Offeror, HTIHL or any parties acting in concert with the Offeror was 3,228,929,582 HTIL Shares, representing approximately 67.066% of the total issued share capital of HTIL.  No HTIL Shares have been acquired, or agreed to be acquired (other than in respect of the Scheme), by the Offeror, HTIHL or any parties acting in concert with the Offeror during the period from, and including the date of, the 8 January Announcement up to (and immediately prior to) the Effective Date.  None of the Offeror, HTIHL or any parties acting in concert with the Offeror have borrowed or lent any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in HTIL during the period from, and including the date of, the 8 January Announcement up to (and immediately prior to) the Effective Date.

By Order of the Board of Hutchison Whampoa Limited Edith Shih Company Secretary	By Order of the Board of Hutchison Telecommunications Holdings Limited Richard Chan Director

By Order of the Board of

Hutchison Telecommunications International Limited

Edith Shih

Company Secretary

Hong Kong, 25 May 2010

As at the date of this announcement, the HWL Directors are:

Executive Directors:

Mr LI Ka-shing (Chairman)

Mr LI Tzar Kuoi, Victor (Deputy Chairman)

Mr FOK Kin-ning, Canning

Mrs CHOW WOO Mo Fong, Susan

Mr Frank John SIXT

Mr LAI Kai Ming, Dominic

Mr KAM Hing Lam

Non-executive Directors: Mr George Colin MAGNUS Mr William SHURNIAK

Independent non-executive Directors:

The Hon Sir Michael David

KADOORIE

Mr Holger KLUGE

Mrs Margaret LEUNG KO May Yee

Mr William Elkin MOCATTA

(Alternate to The Hon Sir Michael

David Kadoorie)

Mr WONG Chung Hin

The HWL Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement, the directors of the Offeror are:

Mrs CHOW WOO Mo Fong, Susan

Mr Frank John SIXT

Mr CHAN Wai Chi, Richard

Mr HO Wai Leung, Edmond

Mr SNG Cheng Khoong, Robin

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group or by HWL) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement, the HTIL Directors are:

Executive Directors: Mr LUI Dennis Pok Man Mr Christopher John FOLL Mr CHAN Ting Yu (also Alternate to Mr Lui Dennis Pok Man)	Non-executive Directors: Mr FOK Kin-ning, Canning (Chairman) Mrs CHOW WOO Mo Fong, Susan (also Alternate to Mr Fok Kin-ning, Canning and Mr Frank John Sixt) Mr Frank John SIXT	Independent non-executive Directors: Mr KWAN Kai Cheong Mr John W. STANTON Mr Kevin WESTLEY	Alternate Director: Mr WOO Chiu Man, Cliff (Alternate to Mr Christopher John Foll)

The HTIL Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement relating to the HTIL Group and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement by the HTIL Group have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement relating to the HTIL Group misleading.